UNITED STATES
SECURITIES AND EXCHANGECOMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2013

ISRAMCO, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12500	13-3145265
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 West Loop South Suite 810 Houston Texas 77027
 (Address of principal executive offices, including Zip Code)

713-621-3882
(Registrant's telephone number, including area code)

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On January 7, 2013, the Special Investigative Committee of the Board of Directors (“SIC”) of Isramco, Inc. made their final report of the conclusions and results of the fourteen-month investigation into the allegations made by Mr. Dennis Holifield, its former Vice President and General Counsel to the Securities and Exchange Commission (the “SEC”) and others.  Mr. Holifield’s allegations included claims of illegal or criminal conduct on the part of Haim Tsuff, the Company's Chairman, CEO and President, Edy Francis, the Company's CFO, Amir Sanker, the Company's Asset Manager and other Company personnel. The SIC has determined that Mr. Holifield’s allegations are not supported by any available documentary evidence or by any statements made by former or current Isramco, Inc., directors, management, or employees interviewed by the SIC or its counsel. The SIC also determined that the Company has not engaged in wrongdoing of any sort, including any unlawful or unethical business practices, any lapses in financial controls or any governance issues that require redress or reform.

As reported most recently in 2012 Proxy Statement, this investigation arose after Mr. Holifield resigned after approximately 7 months of employment with the Company.  After he resigned, Mr. Holifield submitted a "Summary Report" to the SEC and to opposing counsel in pending litigation making numerous factual allegations regarding Haim Tsuff and other Company personnel.

On November 3, 2011, the Company's board of directors instituted a Special Investigative Committee consisting of Max Pridgeon and Asaf Yarkoni, independent directors, to investigate, analyze and evaluate the allegations and any other matters that may arise during the investigation.  The SIC engaged Mark Glasser and Tracy LeRoy of the law firm of Sidley Austin LLP to act as their investigators (“SAL”).  The investigation involved interviews by SAL with current and former officers, directors, contractors, and vendors.   SAL also conducted an extensive review of internal electronic and paper documentation, public filings, regulatory filings, litigation matters, and other publicly available documents.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.        Description of Exhibits

99.1                      Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISRAMCO, INC.

DATED: February 5, 2013	By:	/s/ Haim Tsuff
Haim Tsuff
Chief Executive Officer